Exhibit 4

WAYNE BANCORP, INC.
DEFERRED SHARE PLAN

EFFECTIVE MAY 29, 2003

Effective as of the Effective Date, Wayne  Bancorp, Inc. establishes the Wayne  Bancorp, Inc. Deferred Share Plan for the purpose of inducing the service or encouraging the continued service of the members of its Board of Directors and senior management  in order that the interests of the Holding Company may be advanced.  The Plan is intended to constitute a plan maintained for the benefit of a select group of management or highly compensated employees for the purpose of Title I of the Employee Retirement Income Security Act of 1974.

ARTICLE I
Definitions

1.

Definitions.  As used herein, the following terms shall have the meanings set forth below, unless the context clearly requires otherwise.

(a)

“Acceptance” shall mean acceptance, by the Board, of a Notice, a Distribution Election Form (which acceptance shall be presumed unless, within 30 days after the Board’s receipt of an executed form, the Board provides the Participant with a written notice detailing the reasons for its rejection).

(b)

“Account” shall mean an account payable established with respect to each Participant who makes Deferrals.  Each Participant’s Account shall consist of one sub-account that tracks the Participant’s Deferrals, and a second sub-account that tracks Matching Contributions arising from the Participant’s Deferrals.

(c)

“Bank” shall mean any bank affiliate of the Holding Company.

(d)

“Beneficiary” shall mean the persons or entities designated by a Participant in a Notice to receive any amount payable to the Participant upon his death.  In the absence of a valid designation, the Participant’s estate shall be the Beneficiary of the Participant’s Account.

(e)

“Board” shall mean the Board of Directors of the Holding Company.

(f)

“Change in Control” shall mean any event that constitutes a “change in control” as described in those change in control agreements in place as of the Effective Date (but subject to any amendments thereafter that are not adverse to the interests of Participants).

(g)

“Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)

“Deferrals” shall mean any deferrals that occur pursuant to Section 5(a) hereof.

(i)

“Distribution Election Form” shall mean the form attached hereto as Exhibit "A", or such other form as may be designated from time to time by the Board.

(j)

“Director” shall mean a member of the Board.

(k)

“Effective Date” shall mean the date on which this Plan is approved by the shareholders of the Holding Company, as listed above.

(l)

“Election Date” shall mean, for the first calendar year in which the Plan is in effect, the Effective Date.  For subsequent calendar years, “Election Date” shall mean January 1 (or such later date as the Board determines).

(m)

“Employee” shall mean a person employed by the Bank or the Holding Company who has been designated by the Board as eligible to participate in the Plan, and who is a member of a select group of management or highly compensated employees.

(n)

“Fair Market Value” means the market price of Stock, determined by the Board as follows:

(1)

If the Stock was traded on the NASDAQ National Market or the NASDAQ SmallCap Market on the date in question, then the Fair Market Value shall be equal to the last-transaction price quoted for such date by such Market;

(2)

If the Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; or

(3)

If none of the foregoing provisions is applicable, then the Board shall determine the Fair Market Value in good faith on such basis as it deems appropriate.

(4)

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal or as reported directly to the Company by NASDAQ or a stock exchange.  Such determination shall be conclusive and binding on all persons.

(o)

“Holding Company” shall mean Wayne Bancorp, Inc.

(p)

“Matching Contribution” shall mean a matching contribution, if any, made pursuant to Section 5(b) hereof.

(q)

“Notice” shall mean an election to participate in the Plan, in the form form attached hereto as Exhibit "B", or such other form as may be designated from time to time by the Board.

(r)

“Participant” shall mean a Director or an Employee who elects to participate in the Plan.

(s)

“Plan” shall mean the Wayne  Bancorp, Inc. Deferred Share Plan, the terms of which are set forth herein.

(t)

“Stock” shall mean the Common Stock, of the Holding Company, or, in the event that the outstanding shares of Stock are changed into or exchanged for shares of a different stock or securities of the Holding Company or some other entity, such other stock or securities.

(u)

“Trust” shall mean the trust created by the Trust Agreement.

(v)

“Trust Agreement” shall mean an agreement that is entered into between the Holding Company and the Trustee, and has terms substantially similar to those set forth in Revenue Procedure 92-65, or a successor pronouncement; subject to the requirements that (i) the Trust shall be irrevocable, (ii) the Trust Agreement may not be amended without the written consent of Participants entitled to a majority of the Trust assets, and (iii) the Holding Company or its successor shall pay all expenses associated with any Trust.

(w)

“Trustee” shall mean the person(s) or entity appointed by the Board from time to time pursuant to any Trust Agreement to hold legal title to the plan assets for the purposes set forth herein, subject to the terms of such Trust Agreement.

(x)

 “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of a Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The circumstances that will constitute an Unforeseeable Emergency will be determined by the Board in its sole and absolute discretion depending upon the facts of each case.

2.

The Plan.  This Plan shall be known as the “Wayne Bancorp, Inc. Deferred Share Plan.”

3.

Administration.  The Plan shall be administered by the Board.  Subject to the express provisions of the Plan, the Board shall have sole discretion and authority to determine from time to time the individuals eligible to participate in the Plan.  All questions of interpretations and application with respect to the Plan shall be subject to the determination, which shall be final and binding, of a majority of the whole Board.  The Board shall have the discretion to make any findings of fact needed in the administration of the Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion it deems to be appropriate in its sole judgment.  The validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious.  All actions taken and all determinations made in good faith by the Board or by plan fiduciaries shall be final and binding upon all persons claiming any interest in or under the Plan.

4.

Participants.  Directors and Employees shall be eligible to participate in the Plan.

5.

Plan Contributions.

(a)

Deferrals.  By filing a written Notice with the Board, a Participant may elect to defer the receipt of a portion of the future compensation and/or directors’ fees otherwise payable to the Participant by the Holding Company or the Bank in any calendar year.  A Notice shall be made in writing, signed by the Participant, and delivered to the Holding Company prior to the Election Date.  Such Notice (and any subsequent Notice) will continue in effect until revoked or modified in a subsequent Notice delivered by the Participant to the Holding Company.  Any such subsequent Notice shall apply only to director’s fees or compensation otherwise payable to the Participant after the end of the calendar year in which such Notice is delivered to the Holding Company.  Any Notice made by the Participant shall be irrevocable with respect to any compensation and/or director’s fees covered by such Notice, including the director’s fees payable in the calendar year in which the Notice suspending or modifying the prior Notice is delivered to the Holding Company.  Notwithstanding the Participant’s Notice, pursuant to subsection (a) herein, such Deferrals shall not exceed such maximum permissible amount as the Board may from time to time determine, and shall be credited to Account on the last day of the calendar quarter to which the Deferrals relate (or sooner in the discretion of the Board or any executive officer whom the Board has appointed to administer Plan Accounts).

(b)

Matching Contributions.  In addition to any Deferrals made by a Participant, the Holding Company or the Bank may, in its sole and absolute discretion, make credits of Matching Contributions equal to up to 25% of the Deferrals that Participants make during the calendar quarter or year to which the Matching Contribution relates.  The Plan shall separately track these contributions as a sub-account of each Participant’s Account.

(c)

Transfers of Deferred Compensation.  The Board may at any time and from time to time permit Participants to transfer their deferred compensation accounts under the Wayne County National Bank Deferred Compensation Plan into this Plan.  Such transfers shall be treated as deferrals by the Participant as of the date of transfer, but shall not be eligible for the Matching Contribution described in paragraph (b).

6.

Investment Return on Contributions.

(a)

General Rule.  All Deferrals and Matching Contributions shall be credited to a Participant’s Account in the form of stock at the price set forth in subsection (c) hereof.

(b)

Cash Dividends on Stock.  At such time as cash dividends are paid upon shares of Stock, each Participant’s Account shall be credited with an amount equal to the number of shares, if any, credited to his Account, multiplied by the cash dividend payable on each share of Stock.  Such amount shall be applied in the form of additional shares of Stock at a price equal to the Fair Market Value of a share of Stock on the payment date for cash dividends.  Such additional shares  shall then be credited to the Participant’s Account.

(c)

Price for Stock.  The price at which Deferrals, Matching Contributions and cash dividends  are allocated to a Participant's Account under subsection (a) or (b) shall be converted to shares of Stock at any time shall be equal to one hundred percent of the Fair Market Value of Stock on the date of the allocation.

(d)

Reporting.  As of each December 31, the designated Trustee shall furnish each Participant with a statement specifying the number of shares credited to each sub-account of the Participant’s Account, the Fair Market Value of each share, and the total Fair market Value of the Participant’s Account.

7.

Vesting.  Each Participant shall at all times be fully vested in the portion of his Account that is attributable to Deferrals.  The Participant shall vest in the portion of his Account that is attributable to Matching Contributions, if any, under the conditions and according to a vesting schedule determined by the Board, whose decision shall be final.  Notwithstanding anything in this section to the contrary, the portion of the Participant’s Account that is attributable to Matching Contributions is subject to forfeiture pursuant to the terms of Section 8. The Board, within its sole discretion, will make all decisions regarding forfeitures, and these Board decisions shall be final and binding on all Participants and Beneficiaries.  In the event of the forfeiture of any portion of a Participant's Account, the amount forfeited shall not be returned to the Company, but shall be held in the Trust and applied to the Deferrals and/or Matching Contributions allocable to other Participants.

8.

Forfeiture for Competition.  If the Participant engages in a Competitive Activity either during the term of his service as an Employee or Director or during the one-year period after such service terminates, the Participant shall forfeit the portion of his Account that is attributable to Matching Contributions, and the Plan shall have the right to recover from the Participant any amount that the Participant has previously collected from such portion of his Account.  The term “Competitive Activity” shall include conduct by which –

(a)

the Participant, directly or indirectly, performs or provides managerial or employee services on behalf of any person, entity or enterprise which is engaged in, or plans to engage in, any business that directly or indirectly competes within 25 miles of any office of the Bank, the Holding Company, or any of their subsidiaries; or

(b)

while the Participant serves as an Employee or Director, the Participant, directly or indirectly, holds any interest in any business (other than the Holding Company or the Bank) that competes with the Holding Company's (including any of its subsidiaries) or the Bank’s business, provided that this provision shall not apply to the Participant’s ownership or acquisition, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the NASDAQ National Market, so long as the Participant does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation.

9.

Distributions of Accounts to Participants.

(a)

The Plan shall pay a Participant's vested Account balance beginning as soon as administratively practicable following the date determined pursuant to the Participant’s Distribution Election Form, unless Acceptance has not occurred for any reason.  Such payment shall be made in the form of shares of Stock (including a cash payment equal to the Fair Market Value of any fractional share), either as a lump sum payment or in payments made annually over any period of up to 15 years; provided that the Board shall have the discretion at any time to instruct the Trustee to (i) make a single sum payment to any Participant whose Account has a Fair Market Value of less than $50,000 as of the date on which the Participant would have a right to such distribution, and (ii) in the absence of a valid distribution election by a Participant, distribute the Participant’s vested Account balance in substantially equal payments that occur on January 1st of each of the three years beginning on or after the date on which the Participant’s service with the Bank terminates.

(b)

To be effective, Acceptance of a Participant's Distribution Election Form must occur either: (i) more than one year before the date on which the Participant elects to receive any payment from the Account; (ii) more than 90 days before a Change in Control; or (iii) before the date of the Participant’s death.  In the event that a Participant files more than one valid Distribution Election Form, the most recent valid election shall supersede any and all prior elections.  Nevertheless, Beneficiary designations made pursuant to all Distribution Election Forms shall be revocable during the Participant's lifetime and a Participant may, by submitting an effective superseding Distribution Election Form at any time and from time to time, prospectively change the designated Beneficiary and the manner of payment to a Beneficiary.

(b)

If a Participant dies before collecting the full vested balance of his Account, then the remaining vested balance of the Participant's Account shall be distributed in a lump sum to the Participant's Beneficiary as soon as administratively practicable following the date of the Participant's death; provided that a Participant may specify on the Distribution Election Form a superseding distribution period.

(c)

If a Participant suffers an Unforeseeable Emergency, he may request an immediate distribution from his Account in an amount necessary to satisfy the hardship caused by the Unforeseeable Emergency.  The determination of whether an Unforeseeable Emergency exists and the amount of distribution necessary to satisfy the hardship  caused by the Unforeseeable Emergency will be made by the Board in its sole discretion.

10.

Antidilution.  The provisions of subsections (a), and (b) shall apply in the event that the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Holding Company or another corporation by reason of any merger, consolidation, reorganization, recapitalization, reclassification, combination, stock split or stock dividend.

(a)

The aggregate number shares credited to a Participant’s Account shall be adjusted appropriately.

(b)

Where dissolution or liquidation of the Holding Company or any Change in Control in which the Holding Company is not a surviving company is involved, the value of each share shall be determined as of such date and distribution of the entire amount credited to the Participant’s Account shall be distributed as soon as administratively feasible.

The foregoing adjustments and the manner of application of the foregoing provisions shall be determined solely by the Board, and any such adjustment may provide for the elimination of fractional share interest.

11.

Participant’s Rights Unsecured.  The right of the Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Bank, and neither the Participant nor his Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of the Bank.  All amounts credited to an Account shall constitute general assets of the Bank, and may be disposed of by the Bank at such time and for such purposes as it may deemed appropriate.  An Account may not be transferred, assigned or encumbered by a Participant or any Beneficiary.

12.

Trust Funding.  The Holding Company or Bank shall contribute to the Trust no later than 30 days after the last day of each quarter shares of Stock in an amount sufficient to provide the Trust with a number of such shares that equal or exceed the sum of the total Account balances of all Participants.

13.

Amendment and Termination of the Plan.  The Board may amend or terminate the Plan at anytime, without the consent of any Participant or Beneficiary; provided, however, that no amendments or termination of the Plan shall divest any Participant or Beneficiary of his contractual right to receive a distribution of the amount credited to his Account as of the date of such amendment or termination.

14.

Expenses.  Costs of administration of the Plan and any associated Trust will be paid by the Holding Company or Bank affiliate.

15.

Notices.  Any Notice or other election required or permitted to be given hereunder shall be in writing and shall be deemed to have been filed:

(a)

on the date it is personally delivered to the Secretary of the Holding Company; or

(b)

three business days after it is sent by registered or certified mail, addressed to such Secretary at P.O. Box 757, Wooster, Ohio 44691.

16.

No Guarantee of Continued Service.  No Participant shall have any rights whatsoever against the Bank or the Holding Company as a result of this Plan except those expressly granted hereunder.  Nothing herein shall be construed to grant any Participant the right to remain an Employee or Director.

17.

Gender and Number.  Pronouns and other similar words used in the masculine gender shall be read as the feminine gender where appropriate and the singular form of words shall be read as the plural where appropriate.

18.

Governing Use.  Except as otherwise required by law, the validity, construction and administration of this Plan shall be determined under the laws of the State of Ohio.

19.

Voting of Shares.  Participants shall be entitled to direct the Trustee as to the manner in which the Trustee shall vote shares of Stock allocated to their Accounts.  The Board shall adopt procedures to notify the Participants of the time and place of each meeting at which holders of Stock shall be entitled to vote.  The Trustee shall receive and execute instructions from each Participant with respect to the voting at the meeting of Stock that is allocated to such Participant’s Stock Account.  However, the Trustee, and not the participant, shall at all times be treated as the record holder of all shares of Stock held in the Trust.

20.

Reservation of Shares and Stockholder Approval.

(a)

Subject to subsections (b) and (c) hereof, the number of shares of Stock that may be distributed to Participants pursuant to Section 9 of the Plan during the term of the Plan is 150,000 shares of Stock.  Such shares may be authorized but unissued Stock, authorized and issued Stock in treasury or held in the Trust, or Stock acquired by the Company.  The Holding Company shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges

(b)

The Plan shall not distribute any shares of Stock to Participants unless this provision has received approval by a favorable vote of stockholders owning at least a majority of the total votes cast at a duly called meeting of the Company’s stockholders.

(c)

In the event of any change in the outstanding Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Board shall adjust proportionally the number of shares of Stock reserved under the Plan.  In the event of any other change affecting the Stock or any distribution (other than normal cash dividends) to holders of Stock, such adjustments as may be deemed equitable by the Board, including adjustments to avoid fractional shares, shall be made to give proper effect to such event.

(d)

The Plan may not distribute shares of Stock unless the distribution complies with applicable securities laws, and to that end may require that a Participant make certain representations or warranties.  If the Board determines that any consent is necessary as a condition of, or in connection with, the distribution of shares of Stock, or the taking of any other action pursuant to the Plan, then such actions will not be taken until the consent has been satisfied.

(e)

A Participant may satisfy his or her minimum statutory tax withholding obligations by surrendering to the Company shares of Stock that the Participant has already owned for at least six months (or by surrendering shares  in the Participant’s Account) that have a Fair Market Value equal to the amount required to be withheld.  Any shares which are used in settlement of tax withholding obligations shall be deemed not to have been issued for purposes of determining the maximum number of shares available for issuance under the Plan.

Executed on behalf of the Holding Company by its duly authorized officer as of this ____ day of ________, 2003.

WAYNE  BANCORP, INC.

Signature

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